Exhibit 10.14

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this “Agreement”), dated as of February 19, 2013 is entered into between MPM Asset Management LLC, a Delaware limited liability company (“MPM”), and Aratana Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to engage MPM to provide personnel, equipment and office space to the Company; and

WHEREAS, MPM is willing, to the extent available, to supply such personnel, equipment and office space to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties hereby agree as follows:

1. Provision of Services. During the term of this Agreement, as agreed from time to time by the parties to this Agreement, MPM shall provide the Company with various office equipment, office space and limited administrative support as more fully set forth in Exhibit A hereto (“Equipment and Office Space”) (the Equipment and Office Space being collectively referred to as “Services”), provided, however, that MPM’s obligation to provide Services under this Agreement shall exist only to the extent that such services may be furnished from MPM’s currently existing equipment (the “Existing Equipment”) and existing office space, and in no case shall MPM be required to purchase equipment or lease additional office space in order to provide Services under this Agreement. In consideration of the services, MPM shall be paid a monthly fee at the rate set forth in Exhibit A, payable monthly in arrears, beginning with payment for the month of February 2013.

2. Termination of Services. Upon thirty (30) days prior written notice, either party hereto may terminate this Agreement in full or with respect to any Service or Services; provided, however, that the Company shall reimburse MPM for the cost of such Service or Services through the last day such Service or Services are rendered.

3. Charges for Services.

(a) Invoices. MPM shall invoice the Company on a monthly basis for all Services (in accordance with the amounts set forth on Exhibit A hereto) and all expenses to be reimbursed under Section 3(b). The invoice shall itemize the Services and expenses charged to the Company in appropriate detail, and such invoice shall document the amounts charged. The Company shall pay the aggregate amount invoiced hereunder to MPM within ten (10) business days after the Company’s receipt of such invoice.

(b) Out-of-Pocket Expenses. The Company shall reimburse MPM for all out-of-pocket expenses incurred in the performance of Services under this Agreement by MPM and by its employees.

4. Indemnity. The Company shall defend, indemnify, protect and hold MPM harmless from and against any and all liabilities, costs or expenses incurred by MPM as a result of Services rendered by MPM under this Agreement, including lawsuits of and claims by third parties, except for liabilities, costs or expenses resulting from the gross negligence or willful misconduct of MPM or any of its employees or agents. The provisions of this section shall survive the termination of this Agreement.

5. Term. The term of this Agreement shall begin as of the date hereof, and, unless terminated earlier in accordance with the provisions hereof, shall end on December 31, 2013.

6. Independent Contractor. The relationship of MPM to the Company under this Agreement shall be solely that of an independent contractor entering into a services agreement. No representations or assertions shall be made or actions taken by either party which could imply or establish any agency, joint venture, partnership, employment or trust relationship between the parties with respect to the subject matter of this Agreement. Neither MPM nor the Company shall have any authority or power whatsoever to enter into any agreement, contract or commitment on behalf of the other party or create any liability or obligation whatsoever on behalf of the other party to any person or entity.

7. Amendments. Any amendment or modification to this Agreement shall be made in writing and signed by the parties hereto.

8. Termination. In the event of a material breach of any provision of this Agreement by either party hereto, the non-breaching party may cancel this Agreement by sending written notice to the breaching party of such cancellation, which notice shall be effective upon delivery in accordance with the terms hereof. In the event of such termination, the Company shall pay to MPM all amounts accrued and unpaid pursuant to Sections 3, together with all other amounts owing to MPM hereunder, accrued through the date of termination; provided, that the indemnification obligation of the Company described in Section 4 above shall survive any such termination of this Agreement.

9. Miscellaneous.

(a) All provisions of this Agreement shall be binding upon the parties hereto, their respective successors, legal representatives and assigns. Neither party shall have the right to assign all or any portion of its obligations under or interest in this Agreement without the prior written consent of the other party.

(b) No waiver by either party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified except by a writing signed by officers of each of the parties hereto.

(c) This Agreement, together with that certain Services Agreement dated January 1, 2011, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties hereto with respect to the subject matter hereof. All exhibits referenced herein are hereby incorporated into this Agreement and made an integral part hereof.

(d) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law provisions or those of any forum.

(e) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(f) All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered personally, sent by facsimile transmission or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to MPM:

MPM Asset Management LLC

Attn. John Vander Vort, Managing Director and Chief Operating Officer

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Facsimile: (617) 425-9201

If to the Company:

Aratana Therapeutics, Inc.

c/o MPM Asset Management LLC

Attn. Steven St. Peter

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Facsimile: (617) 425-9201

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(g) Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the day and year first above written.

MPM ASSET MANAGEMENT LLC

By:	/s/ John Vander Vort
Name:	John Vander Vort
Title:	Managing Director and Chief Operating Officer

ARATANA THERAPEUTICS, INC.

By:	/s/ Steven St. Peter
Name:	Steven St. Peter
Title:	President and Chief Executive Officer

EXHIBIT A

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ADMINISTRATIVE SERVICES AGREEMENT

Office Space/Desk Use

MPM shall furnish to the Company, as agreed from time to time by the parties to this Agreement, from MPM’s available Existing Equipment, the Equipment set forth below that is requested by the Company. It is expressly understood that Existing Equipment which is being used by MPM and which could not be used by the Company without depriving MPM of such use shall not be deemed to be available.

Equipment/Support Requested	Quantity Requested	Monthly Rate
Desk — Steven St. Peter	1	$1,250.00
Desk — Louise Mawhinney	1	$1,250.00
Desk — Erick Lucera	1	$1,250.00
Desk — TBD	1	$1,250.00
Sarah Barrett for admin support	10% of her time	$550.00
	TOTAL:	$5,550.00

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